Exhibit 10.53




     RESOLVED, that in addition to the stock awarded under the 2006 Omnibus Incentive Plan, the annual fee paid to each of the Corporation's outside directors shall be the sum of (i) a $31,500 annual base fee for each Chairman of the Audit Committee, Compensation Committee and the Nomination & Governance Committee and a $29,000 annual base fee for other outside directors, plus $1,000 for each non-telephonic Board of Directors meeting attended (whether such attendance is in person or via telephone), $500 for each Committee meeting (telephonic or non-telephonic) attended and $500 for each telephonic Board of Directors meeting attended, payable quarterly in arrears, effective June 1, 2006; and (ii) one annual grant of 3,500 shares of the Corporation's common stock as of each Annual Shareholders' Meeting at which the outside director is elected (or re-elected) as a director of the Corporation, effective May 24, 2006.